UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2006

CLARON VENTURES, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-129664 (Commission File Number)	98-0470356 (IRS Employer Identification No.)

#2-630 2nd Avenue, Saskatoon, Saskatchewan S7K-2C8 Canada

(Address of principal executive offices) (Zip Code)

(306) 374-1753

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective December 6, 2006, Claron Ventures, Inc. appointed Matthew R. Silverman and Stephen Schultz to serve as directors.

Since 2001, Matthew R. Silverman has been responsible for Exploration New Ventures and Special Projects with Robert L. Bayless Producer LLC, an oil and gas company that is active in the central and southern Rocky Mountain regions. This has included exploration for conventional oil and natural gas, tight gas, and coalbed methane development in several basins. Mr. Silverman directs Bayless’s geology and land departments in its Denver, Colorado, and Farmington, New Mexico, offices. From 1989 to 2000, he was employed by Gustavson Associates, Inc., an international oil and gas consulting group, where he was responsible for technical evaluation and capital formation for exploration and production opportunities around the world. His work included appraising oil and gas assets (producing and exploratory), preparing on-site oil and gas field feasibility studies, and business development. Mr. Silverman was previously employed by TOTAL Minatome and its predecessors, CSX Oil & Gas and Texas Gas Exploration, from 1982 to 1989 in Denver, Colorado, and by Evans Energy from 1976 to 1982. He received an A.B. degree from Brown University in 1975 and an M.S. degree in Geology from University of Colorado in 1983. Mr. Silverman is a Certified Petroleum Geologist and a Registered Professional Geologist.

Stephen Schultz has served as the director, corporate communications and investor relations for Acusphere, Inc., a NASDAQ-listed company, since 2005. He has also been a director of Falcon Oil & Gas Ltd., a company whose stock is listed on the TSX Venture Exchange, since June 2006. From 2002 to 2005, he was the director, corporate governance programs for Shareholder.com, where he provided Shareholder.com clients with advice on corporate governance, U.S. Securities and Exchange Commission disclosure, and investor communications. Prior to his tenure at Shareholder.com, Mr. Schultz was Vice President, corporate communications and investor relations for Manufacturers’ Services Limited, a New York Stock Exchange-listed company, where he was responsible for all corporate communications. He graduated from St. Lawrence University with a B.A. and is a graduate of the Jesse Jones School, Rice University, Executive Management Program.

Item 8.01	Other Events

On December 6, 2006, Claron Ventures, Inc. (“Claron”) entered into an Agreement with PetroHunter Energy Corporation (“PetroHunter”) and its subsidiary, PetroHunter Energy NT Ltd. (“NT”), for Claron’s acquisition of NT in exchange solely for the issuance of Claron preferred and common stock and a financing warrant. It is proposed that Claron would change its name to “Outback Energy Corporation” and effect a recapitalization such that the number of common shares held by its existing shareholders would not exceed 60,000,000. Claron would issue one share of its common stock for each share of NT’s common stock outstanding at closing of the transaction, and one share of its preferred stock for each share of NT’s preferred stock outstanding at the closing. The Claron preferred stock would have the same rights and preferences as NT’s outstanding preferred stock. In addition, PetroHunter would receive a five-year warrant entitling PetroHunter and its affiliates to purchase an equivalent number of securities as Claron has issued pursuant to any financing completed within five years from the date of the Agreement on the same terms as such financing, except that, on each anniversary of the warrant, the price per security payable upon exercise of the warrant would increase by 10%.

As of December 6, 2006, NT had outstanding 200,000,000 shares of common stock and 5,000,000 shares of Class A preferred stock. Accordingly, if completed, this proposed transaction would be a reverse acquisition as it would result in the issuance of 200,000,000 common shares of Claron to the shareholders of NT.

Pursuant to the terms of the Agreement, Claron has appointed Matthew R. Silverman and Stephen Schultz as directors, as described above in Item 5.02.

NT was formed in Nevada in October 2006 to explore and develop all of the current and future onshore Australian Northern Territory assets of PetroHunter. NT acquired an undivided 50% working interest in Exploration Permit 98 from PetroHunter and will acquire PetroHunter’s remaining Northern Territory assets (namely, an undivided 50% working interest in Exploration Permits 76, 99, and 117) pursuant to the terms of a purchase and sale agreement for $15 million.

Completion of the transaction is subject to several conditions, including the completion of satisfactory due diligence by the parties and NT having raised at least $15,000,000 in a private placement by January 10, 2007 in order to complete its acquisition of the Exploration Permits. Under the terms of the Agreement, investors in the private placement would exchange their interests in NT for common shares of Claron.

The parties contemplate entering into a definitive agreement on or before December 31, 2006 containing substantially the same terms as the Agreement, but if a definitive agreement is not reached, then the Agreement shall bind the parties.

This summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the document that is filed as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits

Regulation S-K Number	Document
10.1	Agreement among Claron Ventures, Inc., PetroHunter Energy Corporation and PetroHunter Energy NT Ltd. dated effective December 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARON VENTURES, INC.
December 8, 2006	By: /s/ Trevor Sali Trevor Sali, Chief Executive Officer

4